Exhibit 99.1
Caribou Biosciences Reports First Quarter 2025 Financial Results and Provides Business Update

-- Two robust clinical datasets from CB-010 and CB-011 expected to be disclosed in
H2 2025 --

-- $212.5 million in cash, cash equivalents, and marketable securities expected to fund the Company’s current operating plan into H2 2027 --

BERKELEY, Calif., May 8, 2025 (GLOBE NEWSWIRE) -- Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today reported financial results for the first quarter 2025 and provided a business update for its lead oncology clinical programs CB-010 and CB-011 with data disclosure for each planned for H2 2025.

“Caribou’s two lead Phase 1 clinical programs, CB-010 for large B cell lymphoma and CB-011 for multiple myeloma, continue to demonstrate encouraging efficacy and have the potential to benefit individuals living with hematologic malignancies,” said Rachel Haurwitz, PhD, Caribou’s president and CEO. “We look forward to disclosing two robust clinical datasets from these programs in the second half of this year as we focus on our goal to deliver these off-the-shelf allogeneic CAR-T cell therapies that offer the potential for broad access and rapid availability to both patients and healthcare systems.”
Clinical highlights
CB-010, a clinical-stage allogeneic anti-CD19 CAR-T cell therapy for B cell non-Hodgkin lymphoma
•Caribou is enrolling a 20-patient confirmatory cohort using the Company’s HLA matching strategy in the ANTLER Phase 1 clinical trial in second-line large B cell lymphoma (2L LBCL) patients. In H2 2025, Caribou expects to present data from this cohort with at least six months of follow up for the majority of patients.
•To date, data demonstrate that a single dose of CB-010 has the potential to drive outcomes that are on par with the safety, efficacy, and durability of approved autologous CAR-T cell therapies.
•Additionally, in H2 2025, Caribou expects to present data from a proof-of-concept cohort of CB-010 in up to 10 patients who have relapsed following any prior CD19-targeted therapy.

CB-011, a clinical-stage allogeneic anti-BCMA CAR-T cell therapy for multiple myeloma
•In the dose escalation portion of the CaMMouflage Phase 1 clinical trial for patients with relapsed or refractory multiple myeloma (r/r MM), Caribou continues to observe encouraging efficacy in patients treated with CB-011 at multiple dose levels following a lymphodepletion regimen that includes a deeper dose of cyclophosphamide.
•Caribou is rapidly enrolling additional patients with the deeper lymphodepletion regimen to make a data-driven decision on the recommended doses for expansion. The Company plans to present data in H2 2025 with at least three months of follow up on a minimum of 25 patients at multiple dose levels.
Corporate updates
Recently announced pipeline prioritization with workforce and cost reduction initiatives
•As previously reported on April 24, 2025, Caribou implemented a strategic pipeline prioritization to focus resources on its lead oncology programs, CB-010 and CB-011. The

Company discontinued its Phase 1 clinical trial of CB-010 for lupus, Phase 1 clinical trial of CB-012 for relapsed or refractory acute myeloid leukemia (r/r AML), and preclinical research. Patients treated in the CB-012 phase 1 clinical trial will continue to be followed as part of the Company’s long-term follow up study. Caribou also reduced its workforce by approximately 32%. Cash payments resulting from the reduction in force and strategic pipeline prioritization are estimated to be $2.5 to $3.5 million. These changes are expected to extend Caribou’s cash runway by one year, funding the Company’s current operating plan into H2 2027, compared to into H2 2026 as previously reported.
2025 anticipated milestones
•CB-010 ANTLER: Caribou plans to present data from both the additional 2L and prior CD19 relapsed LBCL patient cohorts in H2 2025 and is interacting with the FDA on a potential pivotal trial to be initiated following alignment. This update is expected to include:
◦Initial safety and efficacy data on the confirmatory cohort (20 patients) with partial HLA matching, with a minimum of six months of follow up for the majority of patients, as well as an update on the larger, maturing dataset presented previously.
◦Pivotal trial design and timeline, contingent on positive data and FDA alignment.
•CB-011 CaMMouflage: Caribou plans to present dose escalation data and share the recommended doses for expansion from its ongoing CaMMouflage Phase 1 clinical trial in r/r MM in H2 2025. This update is expected to include:
◦Initial safety and efficacy data on a minimum of 25 patients at multiple dose levels using the deeper lymphodepletion regimen with at least three months of follow up.
◦Recommended doses for expansion and plans for dose expansion.
First quarter 2025 financial results
Cash, cash equivalents, and marketable securities: Caribou had $212.5 million in cash, cash equivalents, and marketable securities as of March 31, 2025, compared to $249.4 million as of December 31, 2024. Caribou expects its cash, cash equivalents, and marketable securities will be sufficient to fund its current operating plan into H2 2027.

Licensing and collaboration revenue: Revenue from Caribou’s licensing and collaboration agreements was $2.4 million for the three months ended March 31, 2025, compared to $2.4 million for the same period in 2024.

R&D expenses: Research and development expenses were $35.5 million for the three months ended March 31, 2025, compared to $33.8 million for the same period in 2024. The increase was primarily due to costs associated with the ongoing CB-010 ANTLER and CB-011 CaMMouflage Phase 1 clinical trials and the recently discontinued CB-012 AMpLify and CB-010 GALLOP Phase 1 clinical trials; facility and other allocated expenses; and personnel-related expenses, including stock-based compensation; partially offset by a reduction in expenses relating to licenses, other R&D expenses, and consulting services.

G&A expenses: General and administrative expenses were $9.7 million for the three months ended March 31, 2025, compared to $14.6 million for the same period in 2024. The decrease was primarily due to lower legal expenses, including the accrual of a litigation settlement expense in 2024, other service-related expenses, and personnel-related expenses, including stock-based compensation and salary and benefit expenses.

Net loss: Caribou reported a net loss of $40.0 million for the three months ended March 31, 2025, compared to $41.2 million for the same period in 2024.
About CB-010
CB-010 is an allogeneic anti-CD19 CAR-T cell therapy being evaluated in patients with relapsed or refractory B cell non-Hodgkin lymphoma (r/r B-NHL) in the ongoing ANTLER Phase 1 clinical trial. To Caribou’s knowledge, CB-010 is the first allogeneic CAR-T cell therapy in the clinic with a PD-1 knockout, a genome-editing strategy designed to enhance CAR-T cell activity by limiting premature CAR-T cell exhaustion. The FDA granted CB-010 Regenerative Medicine Advanced Therapy (RMAT), Orphan Drug, and Fast Track designations for B-NHL. Additional information on the ANTLER trial (NCT04637763) can be found at clinicaltrials.gov.
About CB-011
CB-011 is an allogeneic anti-BCMA CAR-T cell therapy being evaluated in patients with relapsed or refractory multiple myeloma (r/r MM) in the CaMMouflage Phase 1 trial. To Caribou’s knowledge, CB-011 is the first allogeneic CAR-T cell therapy in the clinic that is engineered to enable activity through an immune cloaking strategy with a B2M knockout and insertion of a B2M–HLA-E fusion protein to blunt immune-mediated rejection. CB-011 has been granted Fast Track and Orphan Drug designations by the FDA. Additional information on the CaMMouflage trial (NCT05722418) can be found at clinicaltrials.gov.

About Caribou Biosciences, Inc.
Caribou Biosciences is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. The Company’s genome-editing platform, including its Cas12a chRDNA technology, enables superior precision to develop cell therapies that are armored to potentially improve activity against diseases. Caribou is focused on CB-010 and CB-011 as off-the-shelf CAR-T cell therapies that have the potential to provide broad access and rapid treatment for patients with hematologic malignancies. Follow the Company @CaribouBio and visit www.cariboubio.com.

Forward-looking statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements include, without limitation, statements related to Caribou’s strategy, plans, and objectives, and expectations regarding its clinical programs, including its expectations relating to (i) the timing of reporting ANTLER Phase 1 clinical trial data in H2 2025 from both the additional 2L and prior CD19 relapsed LBCL patient cohorts and the timing of an ANTLER pivotal clinical trial; (ii) the timing of reporting dose escalation data in H2 2025 from the ongoing CaMMouflage Phase 1 clinical trial for CB-011 in r/r MM; (iii) expected one-time costs associated with its cost-reduction initiatives; and (iv) its expected funding runway of cash, cash equivalents, and marketable securities. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, risks inherent in the development of allogeneic CAR-T cell therapy products; uncertainties related to the initiation, cost, timing, progress, and results of its current and future research and development programs and clinical trials; the risk that initial, preliminary, or interim clinical trial data will not ultimately be predictive of the safety and efficacy of Caribou’s product candidates or that clinical outcomes may differ as patient enrollment continues and as more patient data becomes available; the risk that preclinical study results observed will not be borne out in human patients or different conclusions or considerations are reached once additional data have been received and fully evaluated; the ability to obtain key regulatory input and approvals; and risks related to its limited operating history, history of net operating losses, financial position, and its ability to raise additional capital as needed to fund its operations and product candidate development, as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent SEC filings. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2025	December 31, 2024
Cash, cash equivalents, and marketable securities	$212,452	$249,386
Total assets	273,656	313,313
Total liabilities	56,434	60,362
Total stockholders’ equity	217,222	252,951
Total liabilities and stockholders' equity	$273,656	$313,313

Caribou Biosciences, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Licensing and collaboration revenue	$2,353	$2,429
Operating expenses:
Research and development	35,531	33,788
General and administrative	9,735	14,643
Total operating expenses	45,266	48,431
Loss from operations	(42,913)	(46,002)
Other income
Change in fair value of the MSKCC success payments liability	334	303
Other income, net	2,588	4,465
Total other income	2,922	4,768
Net loss	$(39,991)	$(41,234)
Other comprehensive loss:
Net unrealized loss on available-for-sale marketable securities, net of tax	(88)	(352)
Net comprehensive loss	$(40,079)	$(41,586)
Net loss per share, basic and diluted	$(0.43)	$(0.46)
Weighted-average common shares outstanding, basic and diluted	92,679,493	89,302,937

Caribou Biosciences, Inc. contacts:
Investors:
Amy Figueroa, CFA
investor.relations@cariboubio.com

Media:
Peggy Vorwald, PhD
media@cariboubio.com

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